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                                                                    EXHIBIT 8.04

                [Letterhead of Wilson Sonsini Goodrich & Rosati,
                           Professional Corporation]

                                             , 2000


Seagate Technologies, Inc.
920 Disc Drive
Scotts Valley, California 95066

Ladies and Gentlemen:

     We have acted as counsel for Seagate Technology, Inc., a Delaware corporation ("Seagate"), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization by and among VERITAS Software Corporation, a Delaware corporation ("VERITAS"), Victory Merger, Sub, Inc., a wholly-subsidiary of VERITAS ("Merger Sub"), and Seagate, dated as of March 29, 2000, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Seagate (the "Merger"), and Seagate will survive as a wholly-owned subsidiary of VERITAS.

     In that connection, you have requested our opinion regarding the qualification of the Merger as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In providing our opinion, we have reviewed, and are relying upon the truth and accuracy at all times of, (i) the Merger Agreement, (ii) Amendment No. 3, filed
on October 13, 2000 and declared effective on              , 2000, to the
registration statement on Form S-4 of VERITAS with respect to the VERITAS common stock to be issued to the holders of the Seagate common stock in connection with the Merger (the "Registration Statement"), (iii) the representations and covenants made to us by VERITAS and Seagate in their respective tax
representation letters to us, dated as of              , 2000 (collectively, the
"Tax Representation Letters"), (iv) the Stock Purchase Agreement by and among Suez Acquisition Company (Cayman) Limited, Seagate and Seagate Software Holdings, Inc., dated March 29, 2000, including any amendments thereto, and (v) such other documents, records, instruments and information as we have deemed necessary or appropriate as a basis for our opinion. We have no reason to believe that these documents, representations and facts are not true and accurate, but we have not attempted to verify independently the truth and accuracy of these documents, representations and facts, and this opinion is based upon the assumption that each of them is accurate.

     In connection with rendering this opinion, we have assumed (without any independent investigation or examination thereof) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

          2. Any statement made in any of the documents referred to herein "to the knowledge of" or "to the best of the knowledge of" any person or party or similarly qualified is correct without such qualification;

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          3. All facts, statements, descriptions, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us are true and correct in all respects, and no actions have been or will be taken that are inconsistent with such positions;

          4. The Merger will be consummated in accordance with the terms of the Merger Agreement and without any waiver, breach or amendment of any covenant, condition, or other provision thereof;

          5. The Merger will be reported by VERITAS and Seagate on their respective federal income tax returns in a manner consistent with the opinion set forth below and will comply with all reporting obligations set forth in the Code and the Treasury Regulations promulgated thereunder;

          6. The valuation of the TRA Right (as that term is defined in the Merger Agreement) taken into account in rendering this opinion is a good faith and reasonable determination of such value; and

          7. The purchase price of the assets acquired pursuant to the Stock Purchase Agreement represents the fair market value of such assets.

     Certain circumstances arising in connection with the merger, including the sale of Seagate's operating assets to Suez Acquisition Company (Cayman) Limited for cash, the distribution of all or a portion of such cash to Seagate's stockholders in connection with the Merger and potential fluctuations in the trading values of VERITAS common stock and Seagate's investment securities, bear on the Merger's qualification as a "reorganization" within the meaning of
Section 368(a) of the Code. We have taken these circumstances, among others, into account in analyzing whether the Merger satisfies the requirements necessary in order to qualify as a "reorganization." In light of these circumstances, three of the requirements are of particular importance and are described and analyzed below.

First, the Merger must satisfy the "continuity of business enterprise" rule, which requires that the acquiring corporation continue the historic business of the acquired corporation or use a significant portion of the historic assets of the acquired corporation in a business. The application of the business continuity requirement to a holding company (such as Seagate) is uncertain and, according to Treasury Regulations, requires an analysis of all the facts and circumstances, including, for example, the percentage ownership of the holding company in its subsidiaries that own operating assets. Immediately prior to the Merger, and after the sale of the operating assets to Suez Acquisition Company (Cayman Limited), Seagate will be a holding company that owns indirectly approximately 32.5% of the outstanding VERITAS common stock, as well as minority interests in several other public and private companies. A published ruling of the Internal Revenue Service and case law have found the business continuity requirement to be satisfied in circumstances where a parent corporation merges into a wholly- or majority-owned subsidiary. Such authorities do not specifically address a situation where the parent corporation owns less than a majority of the subsidiary's stock, as is the case with respect to Seagate's ownership of VERITAS. The Internal Revenue Service has ruled privately that the business continuity requirement was satisfied under such circumstances, but private rulings are not binding on the Internal Revenue Service or any court. Furthermore, the Internal Revenue Service temporarily suspended the issuance of private ruling in this area from December 1994 until January 1999. Since the ruling suspension was lifted, counsel is not aware of any private rulings involving a merger of parent corporation and its minority-owned subsidiary having

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been publicly released. Although there can be no assurance that the Internal
Revenue Service will not take a contrary position, and the matter is not free from doubt, it is our opinion that the reasoning of the public and private rulings described above should apply to the Merger, particularly in light of the fact that Seagate acquired its VERITAS common stock in 1999 in a tax-free exchange for certain assets of Seagate's software business, a business that VERITAS continues to operate. If the reasoning of public and private rulings described above does apply to the Merger, the continuity of business enterprise rule will be satisfied.

     Second, the Merger must satisfy the requirement that, following the Merger, the surviving corporation hold "substantially all" of the properties of Seagate. For purposes of issuing private letter rulings, the Internal Revenue Service has stated that 70% of the fair market value of the gross assets and 90% of the fair market value of the net assets of the target corporation will be considered "substantially all" of the target's properties, and we have followed this safe harbor standard in rendering this tax opinion. It is unclear, however, if certain expenses incurred in connection with the Merger between Seagate and VERITAS should be taken into account in determining whether Seagate holds substantially all of its properties after the Merger. Accordingly the Internal Revenue Service could disagree with the result of this determination and conclude that the substantially all the properties requirement has not been satisfied.

     Third, VERITAS must acquire at least 80% of the Seagate common stock for VERITAS common stock. Because the Merger consideration consists of VERITAS common stock, cash and the TRA Right, the percentage of the total consideration represented by the VERITAS common stock will vary with fluctuations in the market price of such stock. As the market value of the VERITAS common stock declines, the stock portion of the merger consideration represents a lesser percentage of the total consideration exchanged for the Seagate common stock. We have determined that, as of the date hereof, based upon the relative values of the VERITAS common stock and cash received by Seagate stockholders in the Merger, and a good faith estimate of the value of the TRA Right, VERITAS has acquired 80% of Seagate's outstanding common stock in exchange for VERITAS Common Stock. Since our determination depends in part on the valuation of the TRA Right, it is possible that the Internal Revenue Service could successfully assert that such valuation was incorrect and conclude that the 80% requirement has not been satisfied.

     Based on the foregoing, we are of the opinion that, for United States federal income tax purposes, the Merger should qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In the event that any one of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion, including with respect to the valuations of the TRA Right or the assets sold to Suez Acquisition Company (Cayman) Limited, are or later become inaccurate or incomplete, our opinion may not be relied upon.

     This opinion represents and is based upon our best judgment regarding current federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. No assurance can be given that future legislative, judicial or administrative changes will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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     This opinion addresses only the qualification of the Merger as a
"reorganization" as defined in Code Section 368(a). This opinion does not address any other federal tax consequence or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).

     This opinion has been delivered to you solely for the purpose of satisfying the closing conditions set forth in Section 6.1(d) of the Agreement. We hereby consent to the filing of this opinion as an annex to the proxy statement/prospectus included as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,





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